Exhibit 99.1

GeoVax Reports 2015 First Quarter Financial Results

And Provides Corporate Update

Ebola/Marburg Vaccine Program Advances with NIH Collaboration;

HIV Vaccine Program Proceeding Toward Pivotal Trial

ATLANTA, GA, May 13, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced its financial results for the three months ended March 31, 2015, and provided the following corporate update.

Ebola/Marburg Vaccine Program:

In response to the recent Ebola epidemic in western Africa in which more than 26,000 were infected and more than 10,000 died, GeoVax is developing a series of vaccines for the hemorrhagic fever viruses that have emerged 28 times over the past 30 years. These vaccines address two strains of Ebola virus (the Zaire strain and Sudan strain) and Marburg virus, all of which cause lethal hemorrhagic fevers. The vaccines use GeoVax’s recombinant modified vaccinia Ankara (MVA) platform to produce non-infectious virus-like particles (VLPs) in the person being vaccinated. The VLPs mimic natural infections and should be highly effective at eliciting protective antibody and T-cell responses,

GeoVax began its Ebola vaccine development program in late 2014 using viral genetic sequences from the current outbreak. In early 2015, the Company demonstrated that the vaccine, when used to infect human cells, expresses VLPs which display the virus’s surface protein (glycoprotein). The virus glycoprotein is the major target for protective antibodies.

In April, GeoVax entered into a collaboration agreement with the National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH), for development of GeoVax’s vaccines against Ebola and Marburg. Under the agreement, NIAID will contribute materials, scientific methods and advice for vaccine construction, carry out animal protection studies in BioSafety Level 4 (BSL-4) facilities, and consult with GeoVax on the analysis and interpretation of studies.

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “This month, we will begin preclinical animal studies for our first Ebola constructs and we expect to conduct the initial challenge studies during the summer. Our collaboration with the NIH is providing us with invaluable expertise and access to BSL-4 facilities. Our goals are to advance to testing in the non-human primate model in late 2015, and to progress to human clinical trials by late 2016 or early 2017.”

Dr. McNally continued, “We are excited about the potential for our Ebola/Marburg vaccine program, and pleased with the rate of our progress. We think the first-generation vaccines currently in human trials have potential drawbacks, including safety, complexity and high production costs. We believe our vaccines will offer a superior alternative to those vaccines by addressing these deficiencies, and that our multi-strain vaccine is something the world will need, as history has shown that the current outbreak will certainly not be the last.”

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HIV Vaccine Program:

Preventive HIV Vaccine – Protein Boost Concept

GeoVax’s most clinically advanced vaccine development program is a DNA/MVA vaccine regimen (GOVX-B11) for the prevention of clade B HIV infection. The Company has completed multiple Phase 1 trials and a Phase 2a trial of various dosing regimens and formulations of its vaccines. These vaccines have been evaluated in nearly 500 humans. All of the clinical trials of GeoVax’s preventive vaccines have been conducted by the HIV Vaccine Trials Network (HVTN), and fully funded by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). The HVTN is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines.

During 2014 and early 2015, GeoVax has been actively engaged in discussions with the HVTN and NIAID regarding the design of the next clinical study of its preventive HIV vaccine. GeoVax’s vaccine is currently the only vaccine being contemplated for efficacy trials for prevention of clade B HIV infection. However, the HVTN believes the best path forward will be to test the Company’s GOVX-B11 vaccine in combination with a protein boost. Protein boosts may augment antibody responses that can both block virus infections and make the virus more susceptible to attack by immune system cells. The only partially successful HIV vaccine trial (known as RV144) included a protein boost, which the HVTN believes should be tested with the GeoVax vaccine.

During the first quarter of 2015, the HVTN approved a concept protocol and assigned a trial number, HVTN 114, to the next clinical trial of the Company’s clade B preventive HIV vaccine candidate. HVTN 114, entitled: “A Phase 1 clinical trial to evaluate the immunogenicity of AIDSVAX® B/E bivalent gp120 vaccine and MVA/HIV62B in healthy, HIV-1 uninfected adult participants who previously received MVA/HIV62B in DNA/MVA or MVA/MVA regimens in HVTN 205,” is expected to begin enrolling patients during the second half of 2015.

HVTN 114 will enroll up to 100 individuals who participated in the HVTN 205 Phase 2a trial of the GeoVax GOVX-B11 vaccine (concluded in 2012) and will test the ability of late boosts to increase the antibody responses elicited by GOVX-B11. The late boosts will consist of the GeoVax MVA62B vaccine with or without a gp120 protein vaccine. The gp120 protein, AIDSVAX® B/E, will be supplied by Global Solutions for Infectious Diseases (GSID) and is the same protein used to boost immune responses in the partially successful RV144 vaccine trial in Thailand. Eligible participants in HVTN 114 will receive either (a) another MVA62B boost, (b) a combined boost of MVA62B and AIDSVAX® B/E, or (c) AIDSVAX® B/E alone. HVTN 205 included two different vaccine regimens; HVTN 114 will allow for five separate study groups (up to 20 in each group), and participants will be assigned to each group depending upon their initial vaccine regimen from HVTN 205.

The primary objectives of the trial are (a) to determine the safety of MVA62B and AIDSVAX® B/E given separately or together as boost injections after prolonged immunologic rest, to participants who received vaccinations in HVTN 205, and (b) to compare HIV-specific antibody responses to MVA62B and AIDSVAX® B/E given separately or together. Secondary objectives are to further characterize HIV-specific antibody and T cell responses to MVA62B and AIDSVAX® B/E given separately or together, and to compare durability of the responses at 6 months after the boosts.

Dr. McNally commented, “We are very pleased that this program is moving forward with continued support from the federal government and minimal cash outlay required by GeoVax. Given the results of the RV144 trial, we believe the concept of a protein boost is one that should be explored.”

Preventive HIV Vaccine – Non-Protein-Boosted

In April 2015, GeoVax announced its intention to seek a dual pathway for advancing its preventive HIV vaccine to pivotal Phase 2b efficacy trials. During her talk at the World Vaccine Congress on April 8, 2015, Harriet Robinson, Ph.D., GeoVax’s Chief Scientific Officer, presented data from the three Phase 1 and the Phase 2a trial of the Company’s GOVX-B11 vaccine as well as preclinical protection studies in non-human primates using SIV prototypes of GOVX-B11. She also presented data showing the continuing increase in the taxpayer cost burden of HIV care and treatment in the United States – rising from $12 billion in 2009 to nearly $17 billion in 2014. GeoVax’s conclusion is that the scientific data, taken together with the financial and human cost of not having an approved vaccine, make a compelling case for taking the current GOVX-B11 vaccine (without a protein boost) directly into a pivotal Phase 2b efficacy trial.

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Dr. McNally commented, “The HVTN approach of testing a protein boost for our vaccine may be viewed as a financially prudent step for advancing our vaccine prior to committing U.S. taxpayer funds to a much larger Phase 2b efficacy trial. However, we believe the scientific evidence for our vaccine, the ongoing financial burden of the HIV/AIDS epidemic to the U.S. taxpayer, and the increase in new infections in American youth, all point to the need to evaluate the current version of our vaccine, without the complexity of additional boosting regimens. As we’ve stated before, our intention is not to replace any of the efforts of the HVTN or NIAID regarding the ongoing “protein boost” strategy and the commencement of the HVTN 114 trial or subsequent trials to further develop this concept. Rather, we plan a parallel strategy to secure funding for commencing a pivotal Phase 2b efficacy trial of our existing GOVX-B11 vaccine. Each of these approaches has its own merits, but we strongly believe that our vaccine is ready for Phase 2b clinical trials.”

HIV Immunotherapy Program.

A major challenge in the development of HIV therapeutics is the ability of HIV to persist in host cells in a latent proviral form, invisible to the immune system and inaccessible to antiretroviral drugs. In response to this problem, the NIH and other leaders in the HIV field have developed the “shock and kill” concept, in which patients remain on standard-of-care anti-retroviral drug therapy, while a second drug (“shock agent”) is used to activate latent HIV and a third drug (“kill agent”) is used to recognize and eliminate cells that harbor the latent HIV reservoir. A shock and kill therapy could potentially contribute to a cure for HIV.

Observations from a pilot Phase 1 clinical trial of the Company’s HIV vaccines (GV-TH-01) have led GeoVax to postulate that its DNA vaccine may be effective as a shock agent and that a subsequent, precisely timed MVA inoculation may reduce viral reservoirs. The Company is planning an additional clinical trial to further investigate the vaccine’s ability to act as a “shock agent” in a shock and kill therapy. Recently, however, GeoVax decided to focus its existing cash resources on its Ebola/Marburg vaccine program and to seek third party support for further development of its HIV immunotherapy program. The timetable and specific clinical plans will therefore be dependent upon the Company’s ability to secure external funding for the program, and on the nature of any collaborations GeoVax may establish.

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2015 of $700,454, or $0.02 per share, based on 32.0 million weighted average shares outstanding. For the three months ended March 31, 2015, the Company reported a loss of $615,918, or $0.02 per share, based on 24.8 million weighted average shares outstanding.

The Company reported revenues of $103,424 for the three months ended March 31, 2015, related to grants from the NIH. This compares to $157 340 of grant revenues reported in for the same period in 2014. As of March 31, 2015, there is $125,541 of unused grant funds remaining and available for use.

Research and development (R&D) expenses were $403,629 for the three months ended March 31, 2015, compared with $402,860 for the comparable period in 2014. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $401,441 and $371,802 for the three months ended March 31, 2015 and 2014, respectively.

GeoVax reported cash balances of $3,146,728 at March 31, 2015, as compared to $1,101,651 at December 31, 2014. The increase relates primarily to net proceeds of $2.7 million received in February 2015 from the sale of the Company’s equity securities.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q, expected to be filed with the Securities and Exchange Commission before May 15, 2015.

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using our novel vaccine platform. Our current development programs are focused on vaccines against Ebola and Marburg viruses, and vaccines against Human Immunodeficiency Virus (HIV). We believe our technology and vaccine development expertise is well-suited for a wide variety of human infectious diseases for which there is an unmet medical need, and we intend to pursue expansion of our product pipeline as resources permit.

Our vaccine platform supports production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Producing non-infectious virus-like particles in the person being vaccinated circumvents the need to purify virus-like particles for inoculation. The production of virus-like particles in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s vaccines, in various doses and combinations, have been tested in close to 500 humans. For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Adam S. Holdsworth

PCG Advisory Group

646-862-4607

www.pcgadvisory.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Grant Revenue	$103	$157

Operating expenses:
Research and development	404	403
General and administrative	401	371
	805	774
Loss from operations	(702)	(617)
Interest income	1	1

Net loss	$(700)	$(616)

Net loss per common share	$(0.02)	$(0.02)

Weighted average shares outstanding	31,951	24,765

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	March 31, 2015	Dec. 31, 2014
Assets:
Cash and cash equivalents	$3,147	$1,101
Other current assets	96	124
Total current assets	3,243	1,225

Property, net	105	97
Other assets	11	11
Total assets	$3,359	$1,333

Liabilities and stockholders’ equity
Current liabilities	$217	$187
Stockholders’ equity	3,142	1,146
Total liabilities and stockholders’ equity	$3,359	$1,333

Shares Outstanding	31,951	31,951

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